Exhibit  99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. ACQUIRES JAGUAR’S GOLD CLUB IN FORT WORTH FROM VCG HOLDING CORP.

HOUSTON – (July 19, 2010) – RCI Entertainment (Fort Worth), Inc., a subsidiary of Rick’s Cabaret International, Inc. (NASDAQ: RICK), the premier publicly traded group of upscale gentlemen’s clubs, has acquired Jaguar’s Gold Club in Fort Worth, Texas, from VCG Holding Corp. (NASDAQ: VCGH).

Jaguar’s Gold Club is located south of DFW International Airport at 12325 Calloway Cemetery Road.

“The Jaguar’s Gold Club acquisition is another key addition to the cluster of clubs we have assembled in the vibrant Dallas-Fort Worth market,” said Eric Langan, President and CEO of Rick’s Cabaret. “It will add to our purchasing power, marketing advantages, deployment of regional management and other synergies in this market and it is another signal that we are continuing to acquire clubs that will be accretive to our earnings.”

RCI (Fort Worth) paid $1 million in cash and also transferred to VCG Holding 467,497 shares of VCGH common stock that Rick’s Cabaret had purchased on the open market over the past year.  Along with a long-term lease, RCI also acquired an option to buy the property on which the club is located at a price to be determined.

The purchase will bring to seven the number of clubs owned by subsidiaries of Rick’s Cabaret in the Dallas-Fort Worth market, including a turnkey acquisition of a club near the DFW International Airport that is scheduled to be completed later this year.  Subsidiaries of Rick’s Cabaret now own 21 adult clubs nationwide, including the flagship Rick’s Cabaret in New York City and Tootsie’s Cabaret in Miami Gardens, Florida.

Mr. Langan said the Jaguar’s Gold Club transaction has no connection to negotiations Rick’s Cabaret held earlier this year to acquire all of the outstanding stock of VCG Holding Corp.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) is home to upscale adult nightclubs serving primarily businessmen and professionals that offer live entertainment, dining and bar operations. Nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities operate under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also operates a media division, ED Publications, and owns the adult Internet membership Website couplestouch.com as well as a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information visit www.ricksinvestor.com or contact ir@ricks.com.

 Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com http://www.ricks.com/.

Contact:  Allan Priaulx, 212-338-0050, allan@ricks.com